Exhibit 99.1

Houston American Energy Announces
1st Quarter 2012 Estimated Operating Results

Houston, Texas – May 1, 2012 – Houston American Energy Corp. (NYSE Amex: HUSA) today reported its estimated operating results for the quarter ended March 31, 2012.

The Company is estimating a net loss for the quarter of $987,369, or $0.03 per share, on revenues of $320,510, as compared to a net loss of $1,231,915, or $0.04 per share, on revenues of $124,303 for the quarter ended March 31, 2011, excluding any charges related to impairments or gains on assets.

When including a non-cash impairment charge of $19,995,845 relating to the previously announced decision to cease efforts to test and complete the Tamandua #1 well in Colombia, as well as a gain of $315,119 related to the sale of the Company’s indirect interests in the Hupecol Cuerva, LLC, the estimated net loss for the quarter is $20,668,095, or $0.66 per share, as compared to a net loss of $1,231,915, or $0.04 per share for the quarter ended March 31, 2011. The Company is estimated to have positive working capital of $9,284,194 as of March 31, 2012 as compared to $19,636,540 as of December 31, 2011.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.

Forward-Looking Statements

Disclosures in this press release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results.  Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Such statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that actual results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.